Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement No. 333-188259 of E2open, Inc. on Form S-8 of our report dated October 10, 2013 related to the financial statements of ICON-SCM AG as of and for the years ended December 31, 2012 and 2011, and appearing in this Current Report on Form 8-K/A of E2open, Inc. dated July 30, 2013.

/s/ Deloitte & Touche GmbH

Wirtschaftsprüfungsgesellschaft

Stuttgart, Germany

October 10, 2013